     As Filed with the Securities and Exchange Commission on July 24, 1997

                                                      Registration No.  33-23910

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 9
                                ON FORM S - 3 TO
                                   FORM S - 1
                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                          WATER-JEL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


                             243 Veterans Boulevard
                           Carlstadt, New Jersey 07072
                                 (201)-507-8300
   (Address and telephone number of registrant's principal executive offices)


   New York                        3398                              13-3006788
(State or other                    (Standard                       (IRS Employer
jurisdiction of                    Industrial                       I.D.Number)
incorporation)                     Classification Code)

                    Werner G. Haase, Chief Executive Officer
                          Water-Jel Technologies, Inc.
                             243 Veterans Boulevard
                           Carlstadt, New Jersey 07072
                                 (201) 507-8300
            (Name, address and telephone number of agent for service)

               Copies of all                 Oscar D. Folger, Esq.
               communications to:            521 Fifth Avenue
                                             New York, New York 10175
                                             (212) 697-6464

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JULY 24, 1997

                          WATER-JEL TECHNOLOGIES, INC.

        1,560,856 Shares of Common Stock and 1,560,856 Redeemable Class B
         Warrants included in 1,560,856 Redeemable Class A Warrants and
                  1,766,619 Shares of Common Stock included in
                      1,766,619 Redeemable Class B Warrants

     On October 31, 1988, Water-Jel Technologies, Inc. (which was then named Trilling Medical Technologies, Inc.) (the "Company") completed a second public offering of 1,060 Units. Each unit ("Unit") consisted of 13,333 shares of common stock, $.01 par value, ("Common Stock") and 13,333 redeemable Class A Common Stock Purchase Warrants ("Class A Warrants"), which were transferable separately immediately upon issuance. On November 25, 1994, the Company effected a one-for-eight reverse stock split of all of its securities. Following the reverse stock split, each Class A Warrant entitles the holder to purchase one share of Common Stock and to receive one redeemable Class B Common Stock Purchase Warrant ("Class B Warrants") at an exercise price of $3.00 on or prior to October 30, 1997. Each Class B Warrant entitles the holder to purchase one share of Common Stock at $6.00 per share on or prior to October 30, 1997. This prospectus is being distributed in connection with the exercise of the Warrants and the issuance of their underlying securities. The Warrants are subject to redemption at $.40 per Warrant upon 30 days written notice provided the closing bid price of the Common Stock in the over-the-counter market (or the last sale price listed on a national securities exchange) for 20 consecutive business days ending within 15 days of the notice of redemption averages in excess of (i) $4.56 per share for redemption of the Class A Warrants or (ii) $9.00 per share for redemption of the Class B Warrants. To date, 205,764 Class A Warrants have been exercised. The Company's Common Stock and Class A Warrants are traded on the Nasdaq Small-Cap Market ("NASDAQ") under the symbols XCED and XCEDZ, respectively. The closing bid quotations of the Company's Common Stock and Class A Warrants on July 21, 1997 as quoted by NASDAQ, were $4.00 and $1.156, respectively. The Class B Warrants were traded on NASDAQ under the symbol BURNW until March 23, 1995, when they were delisted because of a lack of trading volume. According to NASDAQ, the Class B Warrants last traded on November 3, 1994 when the last closing bid quotation was $0.047.

                            ------------------------

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is July __, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; Seven World Trade Center - 13th Floor, New York, New York 10048; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036-3648. Copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, and can also be accessed electronically through the Commission's Web site at http://www.sec.gov.

                            ------------------------

     The Company will furnish its security holders with annual reports containing audited financial statements at the end of each fiscal year. In addition, the Company may, from time to time, issue unaudited interim reports and financial statements.

THE FOLLOWING LEGEND WILL APPEAR IN RED INK ON THE FRONT PAGE OF THE PROSPECTUS IN THE EVENT THAT THE PROSPECTUS IS CIRCULATED PRIOR TO BEING DECLARED EFFECTIVE BY THE COMMISSION:

"The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State."


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                                   THE COMPANY

     Water-Jel Technologies, Inc., (the "Company") is a New York corporation established in September 1979 to develop, manufacture, and market products using its Water-Jel gel as emergency first aid for burn injuries. The Company also manufactures and markets a line of generic creams and ointments.

     In July 1996, the Company acquired all of the outstanding stock of Journeycraft, Inc. ("Journeycraft") and Theracom, Inc. ("Theracom"). These acquisitions significantly expanded the scope of the Company's operations to include three new businesses, each larger than its historical business. These new businesses provide a wide variety of innovative services for enhancing people productivity. In addition to the original Water-Jel business, the Company's operations now include:

     X-Ceed Motivation, which provides services to major corporations in the field of performance improvement and internal corporate communications, including pioneering use of Internet technology for employee and customer communications,

     Journeycorp Travel Management, which provides retail corporate travel-related services, and

     Theracom Communications, which provides training, communication and data to the healthcare industry.

     The Company was incorporated under the name Trilling Resources, Ltd. in September 1979. It changed its name to Trilling Medical Technologies, Inc. in September 1987 and to Water-Jel Technologies, Inc. in July 1991. The executive offices of the Company are located at 243 Veterans Boulevard, Carlstadt, New Jersey 07072. The Company's telephone number is (201) 507-8300.

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THE WARRANTS SHOULD BE EXERCISED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO EXERCISE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

     Competition. The markets in which the Company currently operates are characterized by intense competition and rapid technological change. Competitors include companies which are substantially larger and have greater resources than the Company.

     Important competitors for X-Ceed include Maritz, Inc., Carlson

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Marketing Group, BI Performance Services, and S&H Citadell. In addition, X-Ceed competes with numerous smaller consultants and companies. In particular, new competitors are continually forming in the area of Internet services. X-Ceed must also compete with corporations' internal motivation staffs and efforts. X-Ceed competes on the basis of price and the quality of its services. Constant innovation in service offerings is especially important in the area of Internet services.

     Journeycorp competes with numerous retail travel agents in providing travel-related services to businesses. Major corporate competitors include American Express and Carlson Marketing. The quality of service is a major area in which the Company competes. In addition, competition based upon cost has recently increased due to the trend toward fee-based compensation.

     Theracom competes with many advertising agencies and communications consultants which provide communications services to the healthcare industry. Theracom competes on the basis of price and the quality of its services. To date, most of Theracom's business has come from one customer, and Theracom has also competed by customizing its services to the particular requirements of that customer. There can be no assurance that these specialized services will be marketable to other customers without costly modifications. See "Dependence on Few Customers."

     With respect to the Water-Jel emergency first aid products division, other firms, including Spenco Medical Corporation, C.R. Bard, Inc. and Johnson & Johnson Products, Inc. manufacture and market fire blankets, burn dressings and related fire safety products and have been in business for a longer period of time, are better established, have financial resources substantially greater, and have more extensive facilities than those which now, or in the foreseeable future, may be available to the Company. While some segments of the market are dominated by large manufacturers, other segments of the market are characterized by intense competition among independent product manufacturers.

     Market and Technological Change. Several of the markets in which the Company's products and services are being offered are undergoing technological advances and other changes.

     In particular, the corporate travel business is changing from commission to fee-based services in which corporate travel services providers such as Journeycorp are paid fixed fees in lieu of commissions based upon the volume of travel services purchased. In addition, airlines are reducing or terminating the payment of commissions to travel agents. These developments have tended to reduce the revenues available to travel service providers such as Journeycorp. Also, the corporate travel business is experiencing technological changes such as "ticketless" air travel and Internet-based reservation systems which are tending to reduce the need for

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outside travel agents. These changes are further accelerating the trend for travel services businesses to act as consultants working for fixed fees rather than commission-based booking agencies.

     A significant amount of X-Ceed's business is based upon the development of innovative technologies for delivering incentive programs using the Internet. The Internet is characterized by rapid technological advances which may render X-Ceed's technologies out-of-date or obsolete.

     There is no assurance that the Company will be in a position to adapt to such technological advances and market changes.

     Dependence on Few Customers. Most of Theracom's services are supplied to one customer, Pfizer, Inc. Of the revenues from X-Ceed's business, during the fiscal year ended August 31, 1996 ("fiscal 1996") 56% was derived from two customers, MCI International and Pfizer, Inc. On a consolidated basis, Pfizer and MCI represented 24% and 20%, respectively, of the Company's revenues during fiscal 1996. The loss of either of these customers could materially adversely affect the Company's business and prospects.

     No Contracts with Customers. Generally, the Company does not have any written agreements with its customers, or such agreements are terminable at will upon relatively short notice. Unexpected or other termination of relations with significant customers could adversely affect the Company's business and prospects. See "Competition" and "Dependence on Few Customers."

     Market Acceptance for Company's Products and Services. The Company believes that its ability to market its products and services requires educating potential users as to their benefits and applications. This is particularly the case for the Internet technologies developed by X-Ceed and the Water-Jel jel-based products sold by the emergency first aid products division. No assurance can be given that the Company will be able to successfully increase the market for its products and services.

     Possible Need for Additional Financing. While the Company has sufficient capital resources to conduct its current activities, it will require additional financing in order to expand its current operations. There are no definitive plans or arrangements in effect currently to obtain such additional funds, which could consist of additional borrowing, the issuance of equity securities on a private placement basis, or steps to encourage the exercise of the Company's outstanding Redeemable Warrants. The timing and amount of any additional financing that is required to continue the development and marketing of the Company's services and products and for other purposes will depend on the ability of the Company to improve its operating results and other factors. There can be no assurance that any additional financing will be available to the

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Company on terms acceptable to the Company or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

     Limited Patents and Proprietary Information. The Company's X-Ceed subsidiary has developed technologies for applying the Internet to employee and customer incentive programs. The Company considers these Internet technologies to be proprietary. The Company protects its proprietary information with standard secrecy agreements. There can be no assurance that the parties to such agreements, other than the Company, will not breach any of the provisions of such agreements and that, in the event of a breach or threatened breach, the Company will be able to enforce its rights under the agreements. Should the Company's proprietary technologies be disclosed, the business and prospects of the Company could be adversely affected. The Company does not have, but intends to apply for, copyright protection for its proprietary X-Ceed technologies. The

Company may have limited legal recourse should this proprietary information be disclosed publicly or to competitors.

     The design of the Company's Fire Blanket products was protected by United States and foreign patents which were assigned to the Company in 1979 and 1985. The United States patent which protected a substantial portion of the Company's technology expired in 1992. New competitors may now enter the Company's markets. The Company may be materially and adversely affected if the Company should fail to establish a secure market base before the entrance of significant new competitors now that the original United States patent has expired. See "Competition."

     In January 1995, the Company was granted a patent for a synthetic fabric containing a therapeutic, non-toxic, water-soluble and bio-degradable gel used in the Company's Burn Dressing product line. However, no assurance can be given that this patent will prove enforceable or prevent others from marketing products similar to, or which perform comparable functions as, the Company's products.

     Government Regulation. The Company's emergency first aid products and manufacturing practices are subject to regulation by the Food and Drug Administration ("FDA") as well as by similar foreign authorities. The Water-Jel Fire Blanket and Burn Dressing are medical devices subject to regulation by the FDA. The Company's generic creams and ointment, Burn Jel and UnBurn line are classified as over the counter drugs. FDA requirements include adherence to good manufacturing practices, proper labelling, and either premarket notification under section 510(k) of the Medical Device Amendments to the Federal Food, Drug and Cosmetics Act or premarket approval (depending on the category of product) prior to commercial marketing in the United States. The Company is also subject to periodic inspections by the FDA relating to good manufacturing practices. The FDA has the authority to require a suspension of manufacturing operations if it finds serious deficiencies. Additional regulation may, in the future, be imposed by Federal, state or local authorities, particularly the FDA. Any new products will also be subject to review of various regulatory authorities in virtually every foreign country in which such products are offered for sale. To the extent that any new products which the Company may develop are deemed to be new pharmaceutical or new medical devices, such products will require FDA and other regulatory clearance and/or approvals prior to marketing. Such governmental regulation may prevent or substantially delay the marketing of any products developed by the Company, cause the Company to undertake costly procedures, and furnish a competitive advantage to the more substantially capitalized companies which compete with the Company. There can be no assurance that the Company will have the requisite financial resources to complete the regulatory approval process with respect to any new products which it may develop.

     Product Liability. To date, there have been no material claims or threatened claims against the Company by users of its products based on a failure to perform as specified. In the event that any claims for substantial amounts were to be successfully asserted against the Company, they could have a materially adverse effect on the Company's financial condition and its ability to distribute its products. The Company maintains $11,000,000 of general product liability insurance. There is no assurance that this amount will be sufficient to cover potential claims or that the present amount of insurance can be maintained at the present level of cost.

     Dependence on Management. The Company is significantly dependent upon the continued availability of Werner Haase, its Chairman and CEO. The loss or unavailability of Mr. Haase to the Company for an extended period of time would have a material adverse effect on the Company's business operations and prospects. To the extent that Mr. Haase's services would be unavailable to the Company for any reason, the Company would be required to procure other personnel to manage and operate the Company. There can be no assurance that the Company would be able to locate or employ such qualified personnel on acceptable terms. The Company intends to obtain "key man" life insurance on Mr. Haase in the amount of $1.5 million.

     Control. Werner Haase, the Chairman and CEO of the Company, and his wife Nurit Kahane, who is a Senior Vice President of the Company, own 2,281,875 shares of the Company's Common Stock, representing approximately 32.5% of the total shares outstanding. Mr. Haase also holds options exercisable to purchase an additional 243,750 shares of Common Stock. The Company's by-laws state that a simple majority of stockholders may constitute a quorum for a meeting of stockholders and may effect any action requiring a vote

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of stockholders. There are no requirements for supermajority votes on any matter, nor is there any cumulative voting for directors. Therefore, Mr. Haase will be in a position to substantially influence the election of directors and the conduct of the Company's affairs. The control of the Company by Mr. Haase could serve to impede or prevent a change of control of the Company. As a result, potential purchasers may not seek to acquire control of the Company through the purchase of Common Stock. This may tend to reduce the price of the Company's Common Stock and Redeemable Warrants.

     Maintenance Criteria for NASDAQ Securities; Penny Stock Rules. The Company's Common Stock and Class A Redeemable Warrants are quoted on the National Association of Securities Dealers Automated Quotation System Small-Cap Market ("NASDAQ"). To maintain its listing on the NASDAQ Small-Cap Market, the Company must continue to be registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and have total assets of at least $2,000,000, total stockholders' equity of at least $1,000,000, a public float of at least 100,000 shares with a market value of at least $200,000, at least 300 holders, a minimum bid price of $1.00 per share and at least two market makers. In addition, NASDAQ has proposed increasing the requirements for maintaining a NASDAQ Small-Cap listing to require either: (1) net tangible assets of at least

$2,000,000, (2) a market capitalization of $35,000,000 or (3) net income in at least two of the last three years of $500,000 and a public float of at least 500,000 shares with a market value of at least $1,000,000. There can be no assurance that the Company in the future will meet the requirements for continued listing on the NASDAQ Small-Cap Market with respect to the Common Stock or Warrants. If the Company's securities fail to maintain NASDAQ Small-Cap Market listing, the market value of the Common Stock and Warrants likely would decline and purchasers likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock and Warrants.

     In addition, if the Company fails to maintain NASDAQ Small-Cap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers in this offering to dispose of their

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shares.

     No Dividends. The Company has not paid any cash dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not anticipate paying any cash dividends in the foreseeable future. It is anticipated that earnings, if any, which may be generated from operations will be used to finance the operations of the Company.

     Potential Rule 144 and Other Sales. Of the Company's 7,026,144 shares outstanding as of July 15, 1997, approximately 4,000,000 shares may be deemed "restricted securities" as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"), and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a registration statement filed under the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions and/or market maker transactions an amount equal to the greater of one percent (1%) of either (a) the Company's issued and outstanding Common Stock or (b) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. In addition, the Company has registered 388,661 shares of Common Stock held by twelve persons. Investors should be aware that sales of the Company's Common Stock, under registration statements or Rule 144, may have a depressive effect on the price of the Company's Common Stock in any market which may develop for such securities.

     Arbitrary Determination of Warrant Exercise Prices. The exercise prices of the Warrants were arbitrarily established by negotiation between the underwriter of the Company's second public offering and the Company, and do not have any relationship to prior operations, earnings or net worth of the Company or to any other generally recognized criteria of value and should not be regarded as an indication of any future market price of the Common Stock of the Company.

     Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants; Need for Current Prospectus. Although the Units in which the Warrants were originally issued were not knowingly sold to purchasers in jurisdictions in which the Units were not registered or otherwise qualified for sale, purchasers may have purchased Units or Warrants in the aftermarket who reside in or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period when the Warrants are exercisable. In this event, the Company will be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares can be qualified for sale in

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jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. At the present time the Company has not ascertained the status of the Company's ability to issue stock upon exercise of the Warrants in most states. The Company intends to address this issue on a case by case basis if and when Warrantholders seek to exercise their Warrants. In addition, Warrantholders will not be able to exercise the Warrants to purchase additional shares unless at the time of the exercise, the Company has a current prospectus covering shares of Common Stock issuable upon exercise of such Warrants. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants. While it is the Company's intention to do so, there is no assurance that it will be able to do so.

     Proceeds Not Allocated to Specific Uses. Any proceeds of this offering have been allocated to working capital. While the Company anticipates that a significant portion of any proceeds received will be used for manufacturing, administrative, marketing or research and development expenses, the acquisition of inventory, or the repurchase of certain of the Company's outstanding securities, it has made no specific allocation for these purposes and may use these funds for other general corporate purposes. See "Use of Proceeds."


                                 USE OF PROCEEDS


     The net proceeds to the Company from the exercise of both Class A and Class B Warrants offered hereby will be approximately $14,621,000, net of estimated expenses of $50,000 and the underwriter's warrant exercise fee of approximately $611,000. Any proceeds received from the exercise of the Warrants would be added to working capital. The Company has not made any specific allocations as to the use of any such proceeds. The proceeds could be used for manufacturing, administrative, marketing or research and development expenses, the acquisition of inventory, or the repurchase of certain of the Company's outstanding securities. In the opinion of management, the Company has sufficient capital, together with anticipated revenues from sales of its products, to continue operations for at least the next twelve months.

     Prior to expenditure, the net proceeds will be invested in short-term interest bearing securities or money market funds. Any income from investments, will be added to working capital.

                              MATERIAL DEVELOPMENTS

     No reportable material developments have occurred since the Company's filing of its quarterly report on Form 10-QSB for the

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nine months ended May 31, 1997.


                              PLAN OF DISTRIBUTION

     Common Stock issuable on exercise of the Warrants is distributed when and as such Warrants are exercised by Warrant holders. The Company may solicit the exercise of the Warrants at any time, and may redeem the Warrants if the market price of the Company's Common Stock rises to the necessary level. The Company may also reduce the exercise price of the Redeemable Warrants in order to encourage their exercise. The exercise prices and other terms of the Warrants have been determined by negotiation between the Company and the underwriter of its second public offering in October 1988.

                                  LEGAL MATTERS

     Certain legal matters in connection with this offering are being passed upon for the Company by Oscar D. Folger, Esq., New York, New York. Mr. Folger owns beneficially 12,500 shares of the Company's Common Stock. James W. Lucas, who is of counsel to Mr. Folger, owns 1,666 shares of Common Stock and 937 Class A Warrants. Messrs. Folger and Lucas also each hold options to acquire 20,000 and 15,000 shares, respectively, of the Company's Common Stock.

                                     EXPERTS

     The financial statements of Water-Jel Technologies, Inc. for the years ended August 31, 1996 and 1995, incorporated by reference from the Company's annual report on Form 10-KSB for the fiscal year ended August 31, 1996, have been examined by Holtz Rubenstein & Co., LLP, independent certified public accountants, as stated in their report, and are included in reliance upon the report of such firm and upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof. The Commission file number for all documents which are incorporated by reference is 0-13049.

          (1) Annual Report on Form 10-KSB for the fiscal year ended August 31, 1996, as amended December 16 and 30, 1996.

          (2) Quarterly Report on Form 10-QSB for the nine months ended May 31, 1997.

          (1) The section entitled "Description of Securities" in the Company's registration statement on Form S-1 (Registration No. 33-23910), declared effective on October 31, 1988.

     In addition, all documents filed by the Company pursuant to Sections 13
(a), 13 (c), 14 and 15 (d) of the Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus or the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Prospectus and made a part hereof by reference from the date of filing each such document. Any statement contained in an earlier document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

                                 INDEMNIFICATION

     The Certificate of Incorporation of the Company provides that all directors, officers, employees and agents of the Company shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             ADDITIONAL INFORMATION

     This Prospectus contains certain information concerning the Company and its securities, but does not contain all the information set forth in the Registration Statement and the Exhibits thereto filed with the Commission under the Securities Act of 1933, as amended, to which reference is made. Any summary from the Exhibits contained in this Prospectus is necessarily incomplete and must not be considered as a full statement of the provisions of such instruments.

                          WATER-JEL TECHNOLOGIES, INC.


                      1,560,856 Redeemable Class B Warrants
                      and 3,327,475 Shares of Common Stock


                             ----------------------

                                   PROSPECTUS
                             ----------------------



                                  July _, 1997



     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                                     PART II

                     Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered under this post-effective amendment are estimated as follows:

          Blue sky qualification fees and expenses.....   $ 10,000
          Legal Fees and expenses......................     20,000
          Accountant's fees and expenses...............     15,000
          Miscellaneous................................      5,000
                                                           -------
          Total........................................   $ 50,000

Item 15. Indemnification of Directors and Officers.

     (a) Sections 721 through 726 of the New York Business Corporation Law (the "NYBCL") provide, in general, that (i) in the case of a derivative action, any person made a party to any action by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant, may be indemnified by the Registrant against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action or an appeal therein except in relation to matters as to which such director or officer is adjudged to have breached his duty to the Registrant under Section 717 of the NYBCL, and (ii) in the case of a non-derivative action, any person made or threatened to be made a party to any action, whether civil or criminal, by reason or the fact that he, his testator or intestate, is or was a director or officer of the Registrant or served another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Registrant may be indemnified by the Registrant against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred by him as a result of such action or an appeal therein if such officer or director acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service for such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Registrant, and, in addition, in criminal actions or proceedings had no reasonable cause to believe that his conduct was unlawful.

     (b) Registrant's certificate of incorporation has been amended to permit certain limitations on the grounds upon which a director may be personally liable to Registrant or any shareholder for damages for breach of fiduciary duty as a director to the full extent permitted by the New York Business Corporation Law.

     (c) Registrant's by-laws, as amended, permit the indemnification of directors and officers in connection with both derivative and non-derivative actions, to the full extent permitted by the New York Business Corporation Law.
Article 12 of the by-laws, as amended, reads:

     A. The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become director or officers of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgement or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this Paragraph.

     B. The Company may, to the extent authorized from time to time by the Board of Directors, or by a committee comprised of members of the Board of members of management as the board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

     C. The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

     D. the right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XII, to the fullest extent permitted by applicable law.

     E. This Article XII may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses paid or incurred by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

         (4)  (a) Form of Common Stock (1)
         (4)  (b) Form of Class A Warrant (2)
         (4)  (c) Form of Warrant Agreement (2)
         (5)      Opinion of Oscar D. Folger (2)
         (23) (a) Consent of Holtz Rubenstein & Co.*
         (23) (b) Consent of Oscar D. Folger (2)
         ----------------------------
         * Filed herewith

          (1) Incorporated by reference from the Company's Registration Statement on Form S-18, File No. 2-90512-NY, initially filed with the Commission on April 12, 1984.

          (2) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-23910, initially filed with the Commission on August 23, 1988.


Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, WATER-JEL TECHNOLOGIES, INC. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on July 23, 1997.

                                        WATER-JEL TECHNOLOGIES, INC.

                                        By /s/ Werner G. Haase
                                           -------------------------------------
                                           Werner G. Haase, Chief Executive
                                           Officer, and Chairman of the Board of
                                           Directors (Chief Operating Officer
                                           and Chief Financial and Accounting
                                           Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Werner G. Haase, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre-effective and post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                  Title                          Date
         ---------                  -----                          ----

 /s/ Werner G. Haase       President, Chief Executive            7/23/97
----------------------     Officer, Director and Chief
  (Werner G. Haase)        Financial and Accounting
                           Officer



 /s/ Norman Doctoroff      Director                              7/24/97
----------------------
  (Norman Doctoroff)